Exhibit 99.1

Investor Calls
Sean O’Brien
Senior Vice President
Strategic Planning & IR
(404) 262-8462

PREMIERE GLOBAL SERVICES CLOSES NEW, FOUR-YEAR
$325.0 MILLION CREDIT FACILITY

ATLANTA, May 10, 2010 — Premiere Global Services, Inc. (NYSE: PGI), a leading provider of meeting and collaboration solutions, today announced that it has refinanced its prior credit facility by securing a new, four-year $325.0 million credit facility consisting of a $275.0 million revolver and a $50.0 million Term A loan from a syndicate led by Bank of America, N.A., JPMorgan Chase Bank, N.A. and RBS Citizens, National Association. The Company’s prior credit facility was scheduled to mature in April 2011. This new credit facility includes a $75.0 million accordion feature, which allows for additional credit commitments up to a maximum of $400.0 million, subject to its terms and conditions. The Company used the initial borrowings under the new facility and proceeds of the Term A loan to repay all outstanding borrowings under its prior credit facility and to pay certain transaction fees and closing costs, with the remainder available for working capital, capital expenditures, acquisitions and other general corporate purposes.

“We believe this new facility, along with our continuing strong cash flows, gives us flexibility to continue to invest in and grow our business, as we work toward our goal of becoming the best Meetings company in the world” said Boland T. Jones, Founder, Chairman and CEO of Premiere Global Services, Inc.

The Company’s new credit facility contains customary restrictive covenants, including financial covenants, and otherwise contains terms substantially similar to the terms of its prior facility. Additional details of this new credit facility can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 to be filed with the Securities and Exchange Commission this afternoon.

About Premiere Global Services, Inc. | PGi

The world collaborates with PGi. Our advanced meeting, conferencing and collaboration solutions energize people and organizations to connect more meaningfully and work together more productively. Our customers include more than 50,000 companies and nearly 90% of the Fortune 500. Every month, 12 million people around the world use PGi’s advanced solutions and next-generation platform to meet, work and collaborate. PGi is headquartered in Atlanta, Georgia with operations in 24 countries worldwide. You can learn more at www.pgi.com.

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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Premiere Global Services, Inc.’s forward-looking statements, including, but not limited to, the following factors: competitive pressures, including pricing pressures; technological changes; the development of alternatives to our services; general domestic and international economic, business or political conditions; risks associated with challenging global economic conditions or a prolonged recession, including customer consolidations, restructuring, bankruptcies or payment defaults; market acceptance of our new services and enhancements; our ability to complete acquisitions and successfully integrate acquired operations; concerns regarding the security of sending information over the Internet and public networks; our ability to upgrade our equipment or increase our network capacity; service interruptions; continued weakness in our legacy broadcast fax business; our dependence on telecommunications supply agreements; increased financial leverage; our dependence on our subsidiaries for cash flow; future write-downs of goodwill or other intangible assets; assessments of income, sales and other taxes for which we have not accrued; our ability to attract and retain key personnel; our ability to protect our proprietary technology and intellectual property rights; possible adverse results of pending or future litigation or infringement claims; federal, state or international legislative or regulatory changes, including further government regulations applicable to traditional telecommunications service providers; risks associated with international operations and fluctuations in currency exchange rates; changes in and the successful execution of restructuring and cost reduction initiatives and the market reaction thereto and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.